Exhibit 99.1

Rogers Corporation Reports 2012 Fourth Quarter and Year-End Results

ROGERS, Conn.--(BUSINESS WIRE)--February 19, 2013--Rogers Corporation (NYSE:ROG) (“Rogers” or the “Company”) today announced fourth quarter 2012 net sales of $124.2 million and income from continuing operations of $0.30 per diluted share, which includes net special charges of $0.28 per diluted share. Excluding these net special charges, non-GAAP income from continuing operations was $0.58 per diluted share. Net sales and GAAP income from continuing operations were within the Company’s updated guidance announced on January 29, 2013 of approximately $124 million in net sales and GAAP income of $0.24 to $0.30 per diluted share. Actual non-GAAP income per diluted share from continuing operations was also within the updated guidance range. Fourth quarter 2011 net sales were $125.3 million with income from continuing operations of $0.22 per diluted share, which included net special charges of $0.20 per diluted share.

Net sales from continuing operations for the full year 2012 were $498.8 million, a decrease from the all-time record $548.3 million for the full year 2011. Full year 2012 income from continuing operations was $4.07 per diluted share compared to $2.64 per diluted share for the full year 2011. Full year 2012 income included a net benefit from special items of $2.06 per diluted share, which is primarily related to the reversal of a tax valuation allowance on the majority of the Company’s US deferred tax assets. Full year 2011 results included net special charges of $0.20 per diluted share.

Reconciliations of the fourth quarter and full year non-GAAP to GAAP operating results discussed in the preceding paragraphs and first quarter 2013 guidance are included at the end of this release.

Business Segment Discussion

High Performance Foams

In the fourth quarter of 2012, High Performance Foams reported an all-time record for fourth quarter net sales of $47.6 million, an increase of 6.5% compared to the fourth quarter 2011 net sales of $44.7 million. The increase in net sales is primarily due to increased sales of PORON® foam cushioning and sealing materials into tablet computer devices, as this market segment continues to grow. This business segment also experienced strong demand for PORON® XRD® extreme impact protection materials for use in protective cases for smart phones and tablets, as well as sports performance apparel. Demand also increased in the industrial and mass transit markets. In addition, during the fourth quarter this segment substantially completed the announced shut down of its manufacturing operations in Bremen, Germany and successfully moved certain production to its existing facility in Carol Stream, Illinois.

Printed Circuit Materials

Net sales of Printed Circuit Materials totaled $38.5 million for the fourth quarter of 2012, an increase of 3.6% from the $37.2 million reported in the fourth quarter of 2011. The increase in net sales is primarily due to strong demand for high frequency printed circuit materials for use in the telecom base station market, especially in China and the US. This increase offset weaker demand into the satellite TV markets for LNB (Low Noise Blockdown) converters, as well as high reliability applications. Market growth continues to drive use of the Company’s high frequency circuit materials for automotive safety sensors. In addition, the Company continues to gain share in new wireless antenna applications.

Power Electronics Solutions

Curamik Electronics Solutions reported net sales of $22.1 million for the fourth quarter of 2012, a decrease of 22.7% compared to the fourth quarter 2011 net sales of $28.6 million. Lower net sales at Curamik in the fourth quarter of 2012 were primarily related to the ongoing pull back in global capital and infrastructure spending, as well as inventory corrections throughout the supply chain, both of which negatively impacted demand for industrial motor drives and renewable energy applications. The Company believes that inventories have now stabilized at current levels.

Power Distribution Systems’ fourth quarter of 2012 net sales were $10.4 million, an increase of 8.2% compared to $9.6 million in the fourth quarter of 2011. The increase in sales was due primarily to continued demand for its power distribution products in the automotive market. This offset the continued lower spending on infrastructure projects in the mass transit and renewable energy markets, primarily in Europe and China.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $15.3 million this quarter, a decrease of 16.4% compared to the $18.3 million sold in the fourth quarter of 2011. The decrease was due to continued weakness in the Japanese domestic and export markets, particularly related to LCD TVs, domestic mobile phones and general industrial applications.

Operational Highlights

The net special adjustments in the fourth quarter of 2012 were comprised primarily of the following:

  $4.3 million of pre-tax charges primarily associated with moving the final inspection operation for Curamik Electronics Solutions from its site in Eschenbach, Germany to Hungary.
  $2.9 million pre-tax charge related to the lengthening of the forecast period for asbestos liabilities and the related insurance receivables. In the fourth quarter of 2012, the Company deemed it appropriate to increase the forecast period for asbestos litigation claims from 5 to 10 years as it now has a longer, more meaningful history of asbestos claims activity, which provides greater confidence in the reasonableness of the longer forecast period.
  $1.1 million in fourth quarter losses relate to the negative foreign currency impact of the Japanese Yen depreciation and unfavorable mark to market valuation declines on copper commodity hedges during the period. The Company expects that in both cases, these valuation changes will result in lower costs to the Company in 2013 as currencies are exchanged and materials are purchased at the lower rates.
  These charges were partially offset by approximately $2.1 million of favorable inventory adjustments as the Company updated its costing methodology during the quarter.

The Company ended the fourth quarter of 2012 with cash and cash equivalents of $114.9 million. Capital expenditures were $23.8 million for the full year 2012 compared to the $21.3 million in 2011. Rogers expects capital expenditures of approximately $28 million in 2013.

The Company reported gross margins of 34.4% in the fourth quarter and 31.8% for the full year of 2012, which compares to 29.7% for the fourth quarter and 32.6% for the full year of 2011, respectively.

The Company’s 2012 effective tax rate was a benefit of 205.2%. This rate was favorably impacted by net discrete tax items, the most significant of which was the reversal of a valuation allowance on the majority of the Company's US deferred tax assets, which occurred in the third quarter of 2012. The Company believes its tax rate for 2013 will be approximately 28%.

Bruce D. Hoechner, President and CEO commented: “Rogers’ two largest businesses, High Performance Foams and Printed Circuit Materials, ended the quarter solidly above the same quarter of last year. Streamlining programs initiated early in 2012 helped improve profitability by $5.0 million in the fourth quarter and we anticipate these savings will carry forward through 2013. Sales dropped in December across most of our businesses due to global economic concerns and inventory draw downs in some markets. However, early indicators for 2013 are positive, including a January rebound in demand that impacted most markets. For the first quarter of 2013, we forecast revenues between $129 to $133 million and non-GAAP income from continuing operations of between $0.57 and $0.61 per diluted share, which excludes any restructuring expenses related to the relocation of certain Curamik inspection operations and other special charges.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the sovereign debt crisis being experienced globally and the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States fiscal cliff and debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2011 and subsequent Securities and Exchange Commission filings.

Additional Information and February 20, 2013 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss fourth quarter and year-end results will be held on Wednesday, February 20, 2013 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations sections of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, February 27, 2013. The passcode for the audio replay is 97521160.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$124,176	$125,251	$498,761	$548,341
Cost of sales	81,465	88,077	340,015	369,356
Gross margin	42,711	37,174	158,746	178,985

Selling and administrative expenses	27,049	26,047	99,689	103,532
Research and development expenses	4,704	5,404	19,311	21,530
Restructuring and impairment charges	4,133	441	14,082	441
Operating income	6,825	5,282	25,664	53,482

Equity income in unconsolidated joint ventures	1,008	1,410	4,743	5,451
Other income (expense), net	(348)	15	(208)	1,942
Net realized investment gain (loss)	-	-	(3,245)	(196)
Interest income (expense), net	(938)	(1,027)	(4,304)	(4,911)
Income before income tax expense	6,547	5,680	22,650	55,768

Income tax expense (benefit)	1,368	1,940	(46,484)	11,518
Income (loss) from continuing operations	5,179	3,740	69,134	44,250
Income (loss) from discontinued operations, net of income taxes	(116)	(2,604)	(449)	(7,195)
Net income	$5,064	$1,136	$68,685	$37,055

Basic net income (loss) per share:
Income from continuing operations	$0.31	$0.23	$4.21	$2.76
(Loss) from discontinued operations	(0.01)	(0.16)	(0.03)	(0.45)
Net Income	$0.30	$0.07	$4.18	$2.31

Diluted net income (loss) per share:
Income from continuing operations	$0.30	$0.22	$4.07	$2.64
(Loss) from discontinued operations	(0.01)	(0.15)	(0.03)	(0.43)
Net Income	$0.29	$0.07	$4.04	$2.21

Shares used in computing:
Basic	16,677,969	16,199,518	16,426,209	16,035,882
Diluted	17,254,959	16,809,336	16,991,158	16,737,711

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$114,863	$79,728
Restricted cash	950	-
Accounts receivable, net	78,788	77,286
Accounts receivable from joint ventures	2,142	1,640
Accounts receivable, other	2,297	3,807
Taxes receivable	5,079	2,713
Inventories	73,178	77,935
Prepaid income taxes	4,914	4,315
Deferred income taxes	7,225	2,146
Asbestos related insurance receivables	8,195	6,459
Other current assets	8,559	7,360
Assets held for sale	-	1,400
Assets of discontinued operations	746	843
Total current assets	306,936	265,632

Property, plant and equipment, net	149,017	148,182
Investments in unconsolidated joint ventures	21,171	23,868
Deferred income taxes	71,439	20,117
Goodwill and other intangibles	158,329	158,627
Asbestos related insurance receivables	40,067	21,943
Investments, other	5,000	5,000
Other long term assets	8,065	8,299
Long term marketable securities	-	25,960
Total assets	$760,024	$677,628

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,730	$15,731
Accrued employee benefits and compensation	23,156	30,130
Accrued income taxes payable	3,135	1,799
Current portion of lease obligation	1,423	1,596
Current portion of long term debt	20,500	7,500
Asbestos related liabilities	8,195	6,459
Other current liabilities	11,363	15,343
Liabilities of discontinued operations	3	239
Total current liabilities	84,505	78,797

Long term debt	77,500	115,000
Long term lease obligation	6,942	7,610
Pension liability	65,942	68,871
Retiree health care and life insurance benefits	10,654	9,486
Asbestos related liabilities	43,222	22,326
Non-current income tax	19,300	17,588
Deferred income taxes	17,545	19,259
Other long term liabilities	262	435

Shareholders’ equity
Capital stock	16,904	16,221
Additional paid in capital	74,272	52,738
Retained earnings	400,784	332,099
Accumulated other comprehensive income (loss)	(57,808)	(62,802)
Total shareholders’ equity	434,152	338,256
Total liabilities and shareholders’ equity	$760,024	$677,628

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

	2012		2011
	Q4	YTD	Q4	YTD
GAAP income per diluted share from continuing operations	$0.30	$4.07	$0.22	$2.64
Special item adjustments, net of tax:
Relocation charge for Curamik inspection operation to Hungary	0.20	0.20	-	-
Asbestos charge for forecast period change	0.13	0.13	-	-
Foreign currency and copper hedging valuation adjustments	0.05	0.05	-	-
Charges related to CEO transition and other employee matters	-	-	0.18	0.18
Impairment charge on held for sale building	-	-	0.02	0.02
Severance and related charges	-	0.23	-	-
Closure charge for Bremen manufacturing operations in Germany	-	0.12	-	-
Impairment charge on auction rate security liquidation	-	0.10	-	-
Pension settlement charge	-	0.08	-	-
Inventory revaluation	(0.09)	(0.09)	-	-
US tax valuation allowance reversal	-	(2.74)	-	-
Other net discrete tax items	-	(0.20)	-	-
Other special charges, net	(0.01)	0.06	-	-
Total net special items	0.28	(2.06)	0.20	0.20

Non-GAAP income per diluted share from continuing operations	$0.58	$2.01	$0.42	$2.84

Reconciliation of non-GAAP to GAAP Income Per Share Guidance for the First Quarter of 2013:

The following table includes non-recurring charges related to the move of Curamik’s final inspection operations to Hungary and other special charges.

Q1 2013
Guidance Q1 2013 GAAP income per diluted share from continuing operations	$0.54 - $0.58

Add back special charges, net of tax:
Estimated expense related to relocation of Curamik’s final inspection operation	0.01
Other special charges	0.02
Total special adjustment charges	0.03

Guidance Q1 2013 non-GAAP income per diluted share from continuing operations	$0.57 - $0.61

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com